Exhibit 99.1

For Immediate Release

Corautus Genetics Commences GENASIS Phase IIb Clinical Trial for

Severe Cardiovascular Disease

ATLANTA, GA, September 8, 2004… Corautus Genetics Inc. (AMEX : CAQ) today announced the commencement of its Phase IIb clinical trial to evaluate the safety and efficacy of Vascular Endothelial Growth Factor-2 (VEGF-2) for the treatment of severe cardiovascular disease. Corautus has named this clinical trial, GENASIS for “Genetic Angiogenic Stimulation Investigational Study”.

The randomized, double-blinded, dose ranging and placebo controlled study will enroll up to 404 patients with Class III or IV angina in approximately 20 cardiac medical centers in the United States. Angina results from coronary artery disease and manifests as chest pain due to a lack of adequate oxygen supply to the heart muscle. Class III and IV angina are the most severe forms of this condition, affecting more than one-third of the 400,000 newly diagnosed cases in the United States each year. The GENASIS trial will evaluate the efficacy and safety of defined doses of VEGF-2 delivered percutaneously via the Boston Scientific Corporation (BSX:NYSE) Stiletto™ endocardial direct injection catheter system.

The first patient in the clinical trial was treated by Dr. Douglas W. Losordo, Chief of Cardiovascular Research at Caritas St. Elizabeth’s Medical Center in Boston, who commented, “We are pleased to be participating in the GENASIS trial, which is the only study of this magnitude now available in the U.S. Currently, this patient population has no available treatment for a debilitating condition known as refractory myocardial ischemia. The findings of the previous clinical trials with VEGF-2 for severe cardiovascular disease were quite encouraging, and we look forward to the results of this new trial.”

Richard E. Otto, President and CEO of Corautus Genetics, commented, “The commencement of the GENASIS study is an important milestone for Corautus and the culmination of the efforts of many people over many years, starting with the vision of the late Dr. Jeffrey Isner, who began research in this area at Caritas St. Elizabeth’s in the late 1990’s. We are especially fortunate to have Dr. Losordo, who assisted Dr. Isner in the earlier trials, as our lead national principal investigator for the new trial.”

In its most recently published data regarding cardiovascular disease in the United States, the American Heart Association reports cardiovascular disease is the leading cause of death representing approximately 38.5% of all deaths in 2001.

Further, cardiovascular disease claims more lives each year than the next 5 leading causes of death combined. The American Heart Association estimates that 54% of all deaths from cardiovascular disease are attributable to coronary artery disease.

Coronary artery disease is a condition characterized by a narrowing of the coronary arteries and reduced blood flow, and therefore oxygen, to the heart. The lack of blood flow and oxygen to an organ is referred to as ischemia, and myocardial ischemia refers to the lack of blood flow and oxygen to the heart muscle. The American Heart Association estimates that more than 13 million Americans have coronary artery disease.

The primary symptoms of coronary artery disease and myocardial ischemia include heart attack and angina, the medical term for chest pain or discomfort due to myocardial ischemia. Class III angina is characterized by a marked limitation of ordinary physical activity. The most severe class of angina, Class IV, is characterized by an inability to carry on any physical activity without discomfort.

The American Heart Association estimates that approximately 6,800,000 coronary patients in the United States have angina. Of these patients with angina, approximately 150,000 to 250,000 (Class III and IV angina) coronary artery disease patients annually are considered refractory, which means they cannot be successfully treated with conventional cardiovascular therapies. In most cases, these patients have undergone multiple invasive procedures and/or surgeries that have been unsuccessful. Corautus has targeted this critical patient population as the initial candidates for its VEGF-2 gene therapy treatment.

About the Technology

VEGF-2 is a growth factor that is believed to promote the development of supplemental collateral blood vessels, a process known as therapeutic angiogenesis. In the Phase IIb trial for severe cardiovascular disease, VEGF-2 is delivered to the ischemic tissue in the heart muscle in the form of naked DNA plasmid, a non-viral vector. Once administered, the DNA plasmid appears to be taken up and expressed by myocardium near the injection site. Inside the cell, the DNA plasmid then enters the nucleus of the cell without a requirement of incorporation into the genomic DNA. The Phase IIb clinical trial expects to see the effect of the expression of DNA-encoded VEGF-2, which in turn will stimulate the growth of new blood vessels by promoting the migration and proliferation of endothelial cells in the heart.

About Corautus Genetics Inc.

Corautus Genetics Inc. is a clinical stage biopharmaceutical company dedicated to the development of gene transfer therapy products for the treatment of severe cardiovascular and peripheral vascular disease. Corautus is currently developing and testing a gene transfer product using the Vascular Endothelial Growth Factor 2 (VEGF-2) gene to promote therapeutic angiogenesis in ischemic muscle. In July 2003, Corautus entered into a strategic alliance with Boston Scientific Corporation to develop, commercialize and distribute the VEGF-2 gene therapy products. For more information, please visit www.corautus.com.

About Boston Scientific Corporation

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties. For more information, please visit: www.bostonscientific.com.

About Caritas St. Elizabeth’s Medical Center

Caritas St. Elizabeth’s Medical Center is a major academic medical center affiliated with Tufts University School of Medicine. Centers of excellence include cardiology and cardiovascular research, neurology, women’s health and high-risk obstetrics, cancer care, orthopedics, pulmonary medicine and gastroenterology. Caritas St. Elizabeth’s is a member of Caritas Christi Health Care, the second largest health care system in New England.

Forward Looking Statement This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about our future results of operations or our financial condition, benefits from the alliance with Boston Scientific, research, development and commercialization of our product candidates, and in particular whether early stage clinical trial results are any indication of results in subsequent clinical trials, anticipated trends in our business, manufacture of sufficient and acceptable quantities of our proposed products, approval of our product candidates, meeting additional capital requirements, and other risks that could cause actual results to differ materially. These risks are discussed in Corautus Genetics Inc.’s Securities and Exchange Commission filings, including, but not limited to, the risk factors in Corautus’ Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-15833) filed March 30, 2004, which are incorporated by reference into this press release.

CONTACT: Investor Relations, Jack W. Callicutt of Corautus Genetics Inc., +1-404-526-6200, or fax, +1-404-526-6218; and Media Relations, Justin Jackson of Burns McClellan, on behalf of Corautus Genetics Inc., +1-212-213-0006